EXHIBIT 10.3
EXTRACT OF SHORT TERM BANK LOAN AGREEMENT

Lender:	Shanghai Pudong Development Bank Nanjing Branch
Borrower:	Goldenway Nanjing Garments Company Limited
Amount:	Rmb 5,000,000 ($611,247) repayable on maturity
Maturity:	August 23, 2006
Interest rate:	0.5115% per month
Security:	Guaranteed by Jiangsu Ever-Glory International Enterprise Group

Executed on August 23, 2005.